Exhibit 10.17

LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into this 10th day of April, 2023, by and between 99 SOUTH BEDFORD STREET LLC, a Massachusetts limited liability company, with an address c/o R.J. Kelly Company 55 Cambridge Street Burlington, Massachusetts 01803 hereinafter referred to as “Landlord” and OTSAW DIGITAL, INC., a Delaware corporation, with a primary address of 75 Central Street, 3rd floor, Boston, Massachusetts 02109 hereinafter referred to as “Tenant”.

WITNESSETH:

ARTICLE I: PREMISES:

In consideration of the terms and conditions hereof, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord certain premises outlined in Exhibit A attached hereto and made a part hereof commonly known as Suite 101 on the first (1st) floor (the “Premises”) of the building located at 99 South Bedford Street, Burlington, Massachusetts (the “Building”) together with all the improvements located thereon. The Premises consists of approximately 2,262 rentable square feet of area.

The Premises are leased subject to any and all existing encumbrances, conditions, rights, covenants, easements, restrictions, and rights of way of record, and other matters of record, if any, applicable zoning and building laws, regulations and codes, and such matters as may be disclosed by inspection or survey. Landlord represents that such matters which are on record as of the date of this Lease do not adversely affect Tenant’s use of or access to the Premises in any material way.

ARTICLE II: TERM:

2.1 The term of this Lease will be for thirty-seven (37) full calendar months commencing on the date the Landlord’s Work (as defined in Section 30.1 of this Lease) is Substantially Complete (as defined in Section 30.1 of this Lease) (the “Commencement Date”) and ending on the last day of the thirty-seventh (37) full calendar month following the Commencement Date (the “Termination Date”). The calendar year in which the term of this Lease commences will be deemed the “Base Year” for all purposes herein. “Lease Year” shall mean the twelve (12) calendar months commencing with the first day of the first full calendar month of the term of the Lease and succeeding anniversaries thereof.

2.2 Delay in Commencement; Commencement Date Memorandum: Notwithstanding the contemplated Target Commencement Date (as set forth in Section 30.1 below), if for any reason Landlord cannot deliver possession of the Premises to Tenant on or before said date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or Tenant’s obligations hereunder. In such event, however, Tenant shall not be obligated to pay rent or additional rent until possession of the Premises is tendered to Tenant. Notwithstanding the foregoing, if, through no fault of Tenant or Event of Tenant Delay (as hereinafter defined), and subject to Force Majeure, (i) Landlord’s Work is not Substantially Complete within Ninety (90) days of the date of this Lease (the “First Completion Deadline”), the free rent period set forth in the Base Rent Table in Section 3.1 A below shall be extended one day for each date that occurs between the First Completion Deadline and the date Landlord’s Work is Substantially Complete, and (ii) if Landlord’s Work is not Substantially Complete by the One Hundred Eighty (180) days of the date of this Lease (the “Outside Completion Date”), Tenant shall have the right to terminate the Lease by giving written notice to Landlord of Tenant’s desire to so terminate, which written notice may be given at any time following the Outside Completion Date but before the date the Landlord’s Work is Substantially Complete; and, upon the giving of such notice, the Security Deposit and any other amounts paid to Landlord shall be refunded to Tenant, and the term of the Lease shall cease and come to an end without further liability or obligation on the part of either party. Landlord shall use reasonable efforts to give Tenant thirty (30) days prior notice of the Commencement Date. Upon the request of either party after the Commencement Date occurs, Landlord and Tenant shall execute a written memorandum prepared by Landlord confirming the actual Commencement Date, the Termination Date and such additional information which is based on the date the Commencement Date occurs; any such written memorandum shall be conclusive with respect to the Commencement Date, the Termination Date and such factual information set forth therein.

2.3 Early Possession: Landlord shall allow Tenant early access to the Premises approximately fifteen (15) days prior to the Commencement Date to begin installing equipment, fixtures, furniture and cabling and such early possession shall not advance the termination date of the Lease. Any such early access shall be subject to Tenant’s work not unreasonably interfering with any work Landlord is then performing in the Premises. Any such access or use of the Premises prior to the Commencement Date is also subject to, and Tenant must comply with and observe, all applicable Laws, all safety rules and procedures, and all other terms and conditions of this Lease (other than the obligation to pay Rent). In no event may Tenant conduct business in the Premises during such early access period.

2.4 Delivery of Possession: Tenant shall be deemed to have taken possession of the Premises when Landlord delivers possession of the Premises to Tenant in the condition required by this Lease.

ARTICLE III: RENT:

3.1 Base Rent:

A. Tenant agrees to pay Landlord at the address provided in the Section entitled “Notices”, or such-other place or to such other person as Landlord may designate as Base Rent for the Premises as follows:

Period	Annual NNN Rent PSF	Annual CAM Rent PSF	Annual Tax Rent PSF	Base Rent PSF	Annual Base Rent	Monthly Installment of Base Rent
Commencement Date – the Thirtieth (30th) day following the Commencement Date	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Thirty-First (31st) day following the Commencement Date – last day of the Twelfth (12) full calendar month following the Commencement Date	$21.27	$4.18	$2.55	$28.00	$63,336.00	$5,278.00
First day of the Thirteenth (13th) full calendar month following the Commencement Date – last day of the Twenty-Fourth (24th) full calendar month following the Commencement Date	$22.27	$4.18	$2.55	$29.00	$65,598.00	$5,466.50
First day of the Twenty-Fifth (25th) full calendar month following the Commencement Date – last day of the Thirty-Sixth (36th) full calendar month following the Commencement Date	$23.27	$4.18	$2.55	$30.00	$67,860.00	$5,655.00
First day of the Thirty-Seventh (37th) full calendar month following the Commencement Date – last day of the Thirty-Seventh (37th) full calendar month following the Commencement Date	$24.27	$4.18	$2.55	$31.00	$70,122.00	$5,843.50

Monthly installments of Base Rent shall be payable in advance on the first day of each month during the term of this Lease without, except as otherwise expressly set forth in this Lease, deduction, set-off, prior notice or demand in lawful money of the United States of America. The rental payment for any fractional month at the commencement, termination or expiration of the Lease term will be prorated.

B. Tax Allowance: The Base Rent includes an allowance for taxes {“Taxes”) (as described in Article 7, below) of$2.55 per rentable square foot of area within the Premises.

3.2 Additional Rent: All amounts which Tenant is required to pay pursuant to this Lease, including every fine, penalty, interest and cost which may be added for nonpayment or late payment will constitute additional rent and if Tenant fails to pay such additional rent when due, Landlord will have the right to pay the same and will have all the right, powers and remedies with respect thereto as are provided herein or by law in the case of nonpayment of basic rent.

3.3 Common Area Maintenance and Operating Expense Charge: The Base Rent includes an allowance for Common Area Maintenance and Operating Expense Charges of $4.18 per rentable square foot of area within the Premises. Tenant will pay to Landlord within ten (10) business days of demand (except that the payment for the period from the last payment to the termination of this Lease shall be paid on the date of termination based on reasonable estimates) as additional rent, the pro rata share of any increase in Common Area Maintenance and Operating Expense Charges over the allowance set forth in the previous sentence actually paid by Landlord. The charge will be billed every six (6) months by Landlord, as itemized on Landlord’s statement of Common Area Maintenance and Operating Expense Charges (“Landlord’s Statement”) and will be computed by multiplying the total increase of such expenses so incurred by Landlord by a fraction the numerator of which shall be the number of rentable square feet in the Premises and the denominator of which shall be the number of rentable square feet in the Building of which the Premises is a part, which proportionate share is 3.36% (the “Tenant’s Share”). Said “Common Area Maintenance and Operating Expense Charge” shall include, but shall not be limited to the following:

a.) all salaries, wages, fringe benefits, payroll taxes, worker’s compensation insurance premiums related to Landlord’s employees engaged in the operation of the Building, excluding however, any costs incident to securing tenants and renting space in the building;

b.) all costs of furnishing electricity to the Common Areas of the Building and other Common Areas including exterior lighting;

c.) all costs of repairing and maintaining the operation and repair of the Common Areas, roof, exterior walls, and sewer and water and gas pipes which are located outside of the Building and on said land;

d.) all costs for insurance related to the Building;

e.) all costs of snow and ice removal from the building, the parking areas and access ways to the Building and all costs of exterior yard maintenance, landscaping and maintenance of lawn sprinkler systems;

f.) all costs of cleaning services and trash removal in the Common Areas;

g.) all costs of providing overall management to the Building and the Common Areas, not to exceed the same percentage of rents received from the Property as included during the Base Year.

Common Area Maintenance and Operating Expense Charges shall not include the following: (i) payments of debt service and any other mortgage charges, brokerage commissions and legal fees and all related expenses incurred by Landlord in connection with the leasing at the Building, (2) costs of special services rendered to tenants (including Tenant) for which a separate charge is made, (3) salaries of executives and owners not directly employed in the management or operation of the Building, (4) the general overhead and administrative expenses of the home office or regional office of Landlord, (5) costs of capital improvements, except (i) those which are required to comply with laws, regulations and ordinances enacted after the Commencement Date of this Lease and (ii) those which are undertaken primarily to reduce Operating Expenses; and in either such event, the cost of such capital improvements or replacements shall be amortized over their useful life in accordance with generally accepted accounting principles using a reasonable annual rate of interest and such amount so amortized (and interest in connection therewith) in any particular calendar year shall be included in Operating Expenses in such calendar year (6) costs in curing any violations of any laws enacted prior to the date of this Lease, (7) depreciation, (8) costs of design, plans, permits, licenses, inspection, utilities, construction and clean-up of tenant improvements to the Premises or the premises of other tenants or other occupants, (9) the amount of any allowances or credits paid to or granted to tenants or other occupants of any such design or construction, (10) any cost or expenditure (or portion thereof) for which Landlord is reimbursed, whether by insurance proceeds or otherwise, (11) any increase in the cost of Landlord’s insurance caused by a specific use of another tenant or by Landlord, (12) attorneys’ fees, costs, disbursements, and other expenses incurred in connection with the disputes with existing tenants, (13) rent for space which is not actually used by Landlord in connection with the management and operation of the Building, (14) all costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Landlord, its employees, agents, contractors or assigns of the terms and conditions of the Lease, or any valid, applicable building code, governmental rule, regulation or law, (15) any amount paid by Landlord or Landlord’s managing agent to a subsidiary or affiliate of Landlord or Landlord’s managing agent, or to any party as a result of a non-competitive selection process, for management or other services to the Building, or for supplies or other materials, to the extent the cost of such services, supplies, or materials exceed the cost that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord or Landlord’s managing agent on a competitive basis and are consistent with those incurred by similar buildings in the same metropolitan area in which the Building is located, (16) contingency or replacement reserves, (17) costs incurred in detoxification or other cleanup of the Property required as the result of hazardous substances therein or thereon, and (18) repair, for sculptures, paintings, fountains or other objects of art or the display of such item.

At the time Landlord delivers to Tenant its bill for any Common Area Maintenance and Operating Expense Charge, as set forth above, Landlord shall furnish to Tenant the Landlord’s Statement. Landlord shall use commercially reasonable efforts to deliver such bill and Landlord’s Statement within three (3) months following the expiration of the period to which such Landlord’s Statement applies. In the event of an underpayment by Tenant because of any difference between the amount, if any, collected by Landlord from Tenant for the estimated Tenant’s Share of Common Area Maintenance and Operating Expense Charge for such period and the actual amount of Tenant’s Share of Common Area Maintenance and Operating Expense Charge for such period, such underpayment shall be paid to Landlord within thirty (30) business days after receipt by Tenant of such bill or invoice therefore. In the event of an overpayment by Tenant because of any difference between the amount, if any, collected by Landlord from Tenant for the Tenant’s Share of Common Area Maintenance and Operating Expense Charge for such period and the actual amount of Tenant’s Share of Common Area Maintenance and Operating Expense Charge for such period, such overpayment shall be credited to Tenant’s next payment of Base Rent and Additional Rent next coming due, however, if the Lease Term has expired, Landlord shall pay such overpayment to Tenant within a reasonable time after Tenant has surrendered the Premises to Landlord in the condition required by this Lease.

Tenant may, within ninety (90) days of receipt of Landlord’s Statement, provide a written request for reasonable back-up information. Tenant’s request shall identify the specific items in Landlord’s Statement for which back-up information is requested. Within thirty (30) days following Landlord’s receipt of a written request from Tenant, Landlord shall provide Tenant with such back-up and/or documentation supporting the information set forth on the Landlord’s Statement. Landlord and Tenant agree to work in good faith to resolve any dispute arising from any Landlord’s Statement.

3.4 Late Charges and Interest:

A. Tenant hereby acknowledges that late payment by Tenant to Landlord for rent and other sums due hereunder shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within ten ( I 0) days after the date said rent or other sums become due, then Tenant shall pay to Landlord a late charge equal to ten percent ( I 0%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

B. Tenant shall be obligated to pay to Landlord interest at the rate of twelve percent (12%) per annum or the maximum legal rate which Tenant may contract for in Massachusetts, whichever is less, on all sums above specified and on all sums and charges Tenant is obligated to pay under the terms of this Lease from the date said sums and charges become due and remain unpaid until the date said sums and charges are paid in full.

C. Notwithstanding the foregoing, Tenant’s obligation to pay any late charge or interest under this Section 3.4 shall be waived by Landlord the first time a payment due to Landlord is late in each consecutive twelve (12) month period so long as Tenant has paid such amount due within ten (10) days of Tenant’s receipt of written notice of its failure to pay an amount when due.

3.5 Triple Net Lease:

This Lease shall be deemed and construed to be a “Net/Net/Net Lease”, and the Landlord shall receive all rents provided for herein, free from any charges, assessments, impositions, expenses or deductions of any and every kind or nature whatsoever.

ARTICLE IV: UTILITIES

Tenant will pay all charges incurred for all water, gas, heating fuel, electricity, telephone and all other utility services used on or from the Premises and any maintenance charges for utilities, and will furnish all electric light bulbs and tubes. If any such utility services are not separately metered to Tenant, the cost thereof shall be separately billed to Tenant by Landlord, such bills payable by Tenant on each rental payment date, or within ten (10) business days from invoice, whichever is later. Landlord will in no event be liable for any interruption or failure of utility services on the Premises. Notwithstanding the foregoing, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of five (5) consecutive calendar days after Landlord’s receipt of written notice from Tenant as a result of an interruption of any services resulting from the negligence or willful misconduct of Landlord, then Tenant shall be entitled to receive an abatement of Base Rent and Additional Rent payable hereunder during the period following such five (5) day period and ending on the day the service has been restored.

ARTICLE V: SECURITY DEPOSIT

Tenant will deposit with Landlord upon execution of this Lease the sum of $10,556.00 as security for Tenant’s faithful performance of Tenant’s obligations hereunder. If Tenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, which in either case is not cured prior to the expiration of any applicable grace or cure period, Landlord may use, apply or retain all or any portion of said deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said deposit, Tenant will, within ten (10) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore said deposit to the amount herein above stated and Tenant’s failure to do so will be a material breach of this Lease and shall entitle Landlord to terminate this Lease. Landlord will not be required to retain the deposit in a separate escrow account nor will Tenant be entitled to interest on said deposit. If Tenant performs all of Tenant’s obligations hereunder, said deposit, or so much as has not been applied by Landlord, will be returned to Tenant within fifteen (15) days of the expiration or earlier termination of the Lease. In the event of a sale of the Premises, the Landlord may transfer the balance of said deposit, if any, to the purchaser and shall thereupon be released from all liability for the return of said deposit and the Tenant will look solely to said purchaser for the return thereof Tenant hereby agrees not to look to the mortgagee, as mortgagee, mortgagee in possession, or successor in title to the property, for accountability for any security deposit required by the Landlord hereunder, unless said sums have actually been received by said mortgagee as security for Tenant’s performance of this Lease.

ARTICLE VI: USE

6.1 The Premises shall be used and occupied only for general office, research and development, light manufacturing, warehouse and any other uses so long as such uses are in compliance with all applicable statutes, ordinances, rules, regulations, orders and governmental requirements (including zoning) and any requirements of Landlord’s insurance provider, and for no other purposes. Tenant shall be solely responsible for determining if its use of the Premises complies with applicable governmental requirements (including zoning) and shall obtain, at its sole cost and expense, any permits or approvals required for its use of or modifications to the Premises made by Tenant (including, without limitation, any special permits). Landlord hereby acknowledges and agrees that, subject to the requirements of this Section 6.1 and, so long as Tenant does not unreasonably interfere with the use and enjoyment of the Building and/or parking lot or other common areas serving the Building by other tenants or otherwise disturb other tenants, Tenant shall be permitted to use an area within the parking lot or other common areas serving the Building as reasonably designated by Landlord from time to time for the testing of its robots, provided however, that Tenant shall comply with any reasonable rules and regulations of Landlord with respect to the such testing so as to avoid or minimize any disturbance to other tenants or the operations of the Building or common areas and, if Tenant violates such rules and regulations and fails to promptly cure such violation, Landlord shall have the right, in its sole and absolute discretion, to suspend its permission to use of such area within the parking lot and other common areas for the testing of robots until such time as Tenant cures any such violation, provided however, if such right has been suspended four (4) times during the Lease Term, Landlord shall have the right, in its sole and absolute discretion, to rescind and cancel its permission to use such areas for the testing of robots at any time following such fourth (4th) suspension.

6.2 Compliance with Law: Tenant shall, at Tenant’s expense, comply with all applicable statutes, ordinances, rules, regulations, orders and requirements in effect during the term, or any part of the term hereof regulating the use by Tenant of the Premises and will at Tenant’s expense obtain any and all licenses and permits necessary for any such use. Tenant shall not use or permit the use of the Premises in any manner that will tend to create waste or a nuisance, or, if there shall be more than one (1) tenant of the Building or the Project containing the Premises, which shall tend to unreasonably disturb such other tenants. Notwithstanding the foregoing, Tenant shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building or any of the life safety systems serving the Premises unless the same are (x) required by Tenant’s particular use of the Premises beyond the use permitted by this Lease or (y) result from any improvements or alterations (as defined below) made by Tenant.

6.3 Condition of Premises: Landlord shall deliver the Premises to Tenant (i) in broom clean condition and free of all debris and personal property, (ii) with all systems serving the Premises in good working order and (iii) in compliance with all applicable laws. Except as set forth in the preceding sentence, and subject to any latent defects, Tenant hereby accepts the Premises in their condition existing as of the date Tenant takes possession hereunder and Tenant agrees that such taking of possession is conclusive evidence as against Tenant that the Premises were in good order and satisfactory condition and that no right of offset or deduction against the Landlord existed at that time.

6.4 Hazardous Use: Tenant will not permit the Premises to be used for any purpose which would render the insurance thereon void. Any increase in the premiums for such insurance resulting from Tenant’s use in the Premises shall be paid by Tenant within fifteen (15) days written notice from Landlord. Tenant shall comply, at its sole cost, with all environmental laws pertaining to its activities on the Premises. Tenant shall not (either with or without negligence) cause or permit the escape, disposal (except in compliance with applicable laws) or release of any biologically or chemically active or other hazardous substances, or materials. Tenant shall not allow the storage, use, generation, creation, disposal, or transportation of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage, use, generation, creation, disposal, or transportation of such substances or materials, nor allow to be brought into the Premises, the Building of which the Premises is a part, or the land upon which the Building is located (herein together called the “Project”) any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. Tenant’s indemnification and hold harmless obligations include without limitation, (i) claims, liabilities, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other actions, legal or equitable, brought by any private or public person under any federal, state, county or municipal environmental statutes, codes, ordinances or regulations; (ii) claims, liabilities, costs or expenses pertaining to the clean-up or containment of wastes, the identification of pollutants in the wastes, the identification of the scope of any environmental contamination, the removal of pollutants from soils, river beds or aquifers, the provision of any alternative public drinking water source, or the long-term monitoring of ground and surface waters; and (iii) all costs of defending such claims. Tenant’s indemnification shall not apply to the extent that such liabilities, costs, expenses or claims are attributable to the negligence, acts or omissions of Landlord, or the negligence, acts or omissions of other tenants or Landlord’s predecessor-in-interest. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional rent if such requirement was caused due to the acts or omissions of Tenant or as a result of Tenant’s breach of this Section 6.4. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. Notwithstanding the foregoing, in the event that any the Premises contains any hazardous materials which are in violation of any applicable laws as of the Commencement Date, Landlord shall cause such hazardous materials to be remediated in accordance with applicable laws at its sole cost and expense. The provisions of this Section 6.4 shall survive the expiration or earlier termination of the Lease term,.

Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission the Premises of any hazardous materials and substances used by Tenant during the Lease term and, if any such hazardous materials were used by Tenant during the Lease term, at Tenant’s expense, obtain for Landlord a report addressed to Landlord and Landlord’s designees by a reputable licensed environmental engineer acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of the Premises and shall show: that the hazardous materials existing prior to such decommissioning have been removed from the Premises in compliance with all applicable environmental laws and no hazardous materials or substances used by Tenant during the Lease term then exist on the Premises; that the Premises may be reused by a subsequent tenant without taking any special precautions for hazardous substances and materials, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of hazardous substances and materials and without incurring regulatory compliance requirements or giving notice in connection with hazardous substances and materials; and that the Premises may be reoccupied, demolished or renovated without taking any special precautions for hazardous substances and materials, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of hazardous substances and materials and without incurring regulatory requirements or giving notice in connection with hazardous substances and materials. Further, for purposes of this Section: “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the hazardous materials or substances instead of non-hazardous materials or substances. The report shall include, to the extent applicable, reasonable detail concerning the clean-up location, the test run and the analytical results. If Tenant fails to perform its obligations under this Section, without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord upon demand for all costs and expenses reasonably incurred.

6.5 Landlord’s Rules and Regulations: Tenant shall faithfully observe and comply with the rules and regulations that Landlord shall from time to time promulgate. A copy of Landlord’s rules and regulations as in effect at the date hereof is attached hereto as Exhibit “B”. Landlord reserves the right from time to time to make all reasonable modifications to said rules and regulations. The additions and modifications to Landlord’s rules and regulations shall be binding upon delivery of a copy of them to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of any of said rules and regulations by any other tenants or occupants of the Building (or the Project) of which the Premises are a part, provided that Landlord shall use commercially reasonable efforts to enforce the rules and regulations against all tenants of the Building in a non-discriminatory manner.

6.6 Common Areas: Landlord grants to Tenant, during the term of this Lease, a non-exclusive license to use, in common with others entitled thereto, the Common Areas. The Common Areas include all areas and facilities outside the Premises that are provided and designated for general use and convenience of Tenant and other tenants. Common Areas include, but are not limited to, sidewalks, landscaped areas, roadways, driveways and parking areas. The number of parking spaces in the parking areas used at any single time by Tenant shall not exceed Tenant’s “pro rata share” (as hereinafter defined) of the available parking. Tenant’s pro rata share of the parking spaces shall be computed by multiplying the total number of parking spaces servicing the Building in which the Premises is located by a fraction the numerator of which shall be the number of rentable square feet of area in the Premises and the denominator of which shall be the number of rentable square feet in the Building of which the Premises is a part. Landlord has the right, which Landlord may exercise from time to time, to alter, reconfigure, enlarge, reduce and/or relocate the parking areas and other Common Areas or any part or parts thereof, provided that any such actions by Landlord shall not reduce the number of parking spaces available for Tenant’s use to below 8 spaces, or materially adversely affect Tenant’s rights under Section 6.1. Notwithstanding the foregoing, any number of parking spaces in the parking lot designated for Tenant’s testing of robots shall be counted toward the spaces available for Tenant’s use pursuant to the immediately preceding sentence.

6.7 Access and Security: Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, fifty-two (52) weeks per year. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for security for the Premises.

ARTICLE VII: TAXES

7.1 Payment of Taxes: Tenant will pay Landlord, within ten (10) business days of demand, (except that the payment for the period from the last payment to termination of this Lease shall be paid on the date of termination based on reasonable estimates) as additional rent, the pro rata share of any increase in taxes, both general and special, all assessments including general, special and local, governmental charges of any kind and nature whatsoever, water rents or charges, taxes levied against the rents, occupancy or use of the Premises (hereinafter collectively referred to as “Taxes”), levied or assessed on the Premises or the property on which the Building is located, whether such taxes are general or special, ordinary or extraordinary, or foreseen, or unforeseen, over the allowance for taxes set forth in Article 3.1.B, above. Notwithstanding the foregoing, any special assessments to be included within the definition of “Taxes” shall be limited to the amount of the installment (plus any interest thereon) of such special tax or special assessment (which shall be payable over the longest period permitted by law) required to be paid during the tax year in respect of which such taxes are being determined. “Taxes” shall not include any of Landlord’s income, capital levy, franchise, transfer, capital stock, gift, estate, or inheritance tax.

7.2 Change in Method of Taxation: If at any time during the term of this Lease, the present method of taxation is changed so that in lieu of the whole or any part of any taxes, assessments or charges levied, assessed or imposed upon real estate and the improvements thereon, there is levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax assessment, levy or charge measured by or based, in whole or in part, upon such rents for the present or any future building or buildings on the property on which the Building is located or any other tax or assessment, levied or assessed in lieu of any present taxes, then all such taxes, assessments, levies, or charges will be deemed to be included within the term “Taxes” for the purposes hereof, but only to the extent that the same would be payable if the Building were the only property of Landlord.

7.3 Personal Property Taxes:

A. Tenant shall pay prior to delinquency all taxes assessed against and levied upon leasehold improvements, trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or elsewhere. Tenant shall cause said leasehold improvements, trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord.

B. If any of Tenant’s said personal property shall be assessed with Landlord’s real property, Tenant shall pay Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written statement setting forth the taxes applicable to Tenant’s property.

ARTICLE VIII: INSURANCE

The Tenant agrees to maintain in full force during the term hereof a policy of commercial general liability insurance (or the then successor equivalent from time to time), without any so-called employee exclusion or the like and on an occurrence basis; or otherwise in the broadest and most comprehensive form then generally available from time to time, under which the Landlord and Landlord’s first mortgagee (and such other persons as are in privity of estate with the Landlord as may be set out in notice from time to time) are designated additional insureds on a primary basis and the Tenant is named primary insured, and under which the insurer agrees to indemnify and hold the Landlord, Landlord’s first mortgagee, and such other persons as are in privity of estate with Landlord harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages mentioned in Article XIV of this Lease. Each such policy shall be written by a reputable and financially sound, duly licensed insurance company and non-cancelable with respect to the Landlord, Landlord’s first mortgagee, and the Landlord’s other said designees without thirty (30) days prior written notice to Landlord (to the extent that the same is reasonably available in the insurance industry provided, however, that if such notice is not provided by any insurance company, then Tenant shall be responsible for providing such notice to Landlord), and a certificate thereof shall be delivered to the Landlord. The minimum limits of liability of such insurance shall be $1,000,000.00 each occurrence; $2,000,000.00 general aggregate limit; $2,000,000.00 products - completed operations aggregate limit; $1,000,000.00 personal and advertising liability; $50,000.00 fire legal liability; and $5,000.00 medical expenses limit (each person); or such higher limits as the Landlord may from time to time request, provided such higher limits are the customarily carried on buildings similar to the Building. Said insurance may be maintained by the Tenant under a so-called “blanket policy” covering the Premises as well as other premises of the Tenant, provided that the Tenant shall furnish the Landlord with evidence satisfactory to the Landlord of the existence of such blanket policy and that such blanket policy specifically includes the Premises and that the aforesaid minimum limits apply to each occurrence covered by such blanket policy and afford the same protection as would be provided under an individual policy meeting the requirements thereof. In addition, Tenant shall maintain at least $5,000,000.00 excess liability coverage, naming the Landlord, Landlord’s first mortgagee, and its other designees as additional insureds.

Landlord shall maintain (i) property insurance on the Building in such amounts and subject to such deductibles as Landlord may reasonably determine, but in no event for amounts less than the full replacement value of the Building and (ii) commercial general liability insurance and such other insurance and with such coverage limits as customarily carried by prudent landlords of similar buildings in the greater Boston market, the cost of which shall be included in Common Area Maintenance and Operating Expense Charges described in Section 3.3 above.

ARTICLE IX: MAINTENANCE AND REPAIRS

9.1 Landlord’s Obligations: Landlord agrees to keep the roof, foundations, exterior walls, HVAC heating, cooling and other systems which serve the Premises and the structural system of the Building in good condition and repair, the costs thereof to be including in Common Area Maintenance and Operating Expense Charges pursuant to Section 3.3 above. Landlord shall not be liable to Tenant for any damages except physical damage to persons and property caused by the items mentioned in the previous sentence being out of repair after Landlord has had reasonable opportunity to have the same repaired after being notified in writing of the need of same by Tenant.

9.2 Tenant’s Obligations:

A. Tenant shall at its sole cost and expense and without any cost to Landlord, keep the Premises in good order, condition and repair at all times during the term of this Lease, unless specifically made Landlord’s responsibility under subparagraph 9.1 above. Tenant’s responsibility hereunder shall include, without limitation and at its sole cost, maintenance, repair and replacement of floor covering and ceiling materials, doors and door hardware and the decoration of the interior of the Premises. If Tenant refuses or neglects to make or perform such replacements, repairs, or maintenance, in a manner reasonably satisfactory to Landlord, Landlord shall have the right, upon giving Tenant reasonable written notice, except in situations deemed to be emergency situations by Landlord, of its election to do so, to make such replacements or repairs or perform such maintenance on behalf of and for the account of Tenant, and Tenant shall pay Landlord’s cost of such work as additional rent, promptly upon receipt of a bill therefor.

9.3 Snow Removal and Grounds Care:

A. The removal of snow and ice from the Building, the parking areas, access drives and loading areas bordering upon the Premises shall be the Landlord’s responsibility. The removal of snow and ice from the Building sidewalks and/or walkways bordering the Premises shall be the Landlord’s responsibility.

B. The care and maintenance of the grounds, including lawns, trees, shrubs and painted areas bordering upon the Premises shall be the Landlord’s responsibility. The costs incurred by Landlord for removal of snow and ice, and for care and maintenance of grounds, are included as a part of the Common Area Maintenance and Operating Expenses, reimbursed to Landlord by Tenant in accordance with the provisions of Article Ill, above.

9.4 Trash Removal: The Tenant shall be responsible, at its sole cost, for providing cleaning services and trash removal from the Premises to receptacles or dumpsters provided by Landlord.

ARTICLE X: ALTERATIONS AND SIGNS:

10.1 Tenant will not make any alterations, additions or improvements to the Premises or install any signs upon the exterior of the Premises without on each occasion the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. As a condition to such consent, Landlord may require Tenant to provide to Landlord at Tenant’s expense a completion bond in form and substance satisfactory to Landlord for any alterations which cost more than $150,000.00. Tenant shall require that any contractors used by Tenant carry a comprehensive liability (including builder’s risk) insurance policy in such amounts as Landlord may reasonably require, naming Landlord and its mortgagee as additional insureds, and provide proof of such insurance to Landlord prior to the commencement of any alterations, additions or improvements and require that any contractors used by Tenant comply with such reasonable rules and regulations imposed by Landlord from time to time. In addition, except as specifically set forth in this Lease, Tenant shall be solely responsible for the cost of any alterations, additions or improvements required for the operation of Tenant’s business in the Premises, including without limitation, such alterations, additions or improvements required by Landlord’s insurance provider related to Tenant’s specific use of the Premises. Notwithstanding the foregoing, Tenant may make non-structural cosmetic alterations which do not affect the Building’s systems, cannot be seen from the exterior of the Premises, do not require a building permit to complete, and cost less than $20,000.00 to complete without Landlord’s consent but subject to all other provisions of this Lease, provided however, Tenant shall provide no less than five (5) days prior written notice and shall abide by reasonable rules and regulations which Landlord may impose from time to time.

Landlord, at its sole expense, shall install suite entry and building directory signage for Tenant on all Building directories.

10.2 Landlord reserves the right at any time to make alterations, modifications, reductions, expansions or additions to and to build an additional story or stories on any building or portion of any building in the project in which the Building containing the Premises is located (the “Project”), whether or not the Premises are contained therein, and to build adjoining the same. Landlord reserves the right as to the Project at any time to do, or permit to be done, any or all of the following: add or remove buildings, structures or common areas; change the number and location of buildings and structures; change building dimensions; change the number of floors in any of the buildings or structures; add to, alter or remove partially or wholly any structure or structures or to enclose any common area; change the identity and type of leased premises and tenancies and the dimensions thereof, including the alteration of lease lines as same adjoin common areas; change the name of the Project in which the Premises are located; change the address or designation of the Premises or the building in which the Premises are located; provide subterranean and multiple level parking decks; convert common areas into leasable areas or construct temporary or permanent buildings or improvements in the Building, the Project and the common areas; change the location or character of or make alterations in or additions to the common areas and to otherwise alter, repair or reconstruct the common areas or to change the use thereof; and expand the size of the Project by acquiring or making available additional land. Tenant understands and agrees that the making of any such alterations, modifications, reductions, expansions or additions by Landlord may temporarily generate noise, dust, vibration, and other byproduct of construction-related activities, and agrees that such shall not constitute a breach of Landlord’s covenant of quiet enjoyment; provided, however, that no such changes shall materially interfere with the permitted uses of the Premises, or alter the size of the Premises or deny reasonable ingress to and egress from the Premises. Landlord shall use reasonable efforts to minimize any disruption to Tenant’s operations or access to the Premises or parking lot in connection with any such alterations, construction or modifications at the Project.

ARTICLE XI: INSPECTION

Upon prior notice to Tenant (except in cases of emergency), Landlord and Landlord’s agents and representatives will have the right to enter and inspect the Premises at any reasonable time during business hours (and all other times in case of emergency), for the purpose of ascertaining the condition of the Premises, curing any default on the part of the Tenant or making repairs to the Premises. During the one year period prior to the end of the term hereof, Landlord and Landlord’s agents and representatives will have the right to enter the Premises at any reasonable time during business hours for the purpose of showing the Premises and will have the right to erect on the Premises a suitable sign indicating that the Premises are available.

ARTICLE XII: ASSIGNMENT AND SUBLETTING

Tenant will not assign or sublet the whole or any part of the Premises without the prior written consent of Landlord. Regardless of whether Landlord consents or withholds consent to any such assignment or subletting, Tenant shall reimburse Landlord for all reasonable costs and expenses, including but not limited to credit reporting agency fees and attorneys’ fees, incurred by Landlord in determining whether to consent or withhold consent to such assignment or subletting. Notwithstanding any permitted assignment or subletting, Tenant will at all times remain liable for the payment of rent and for compliance with all of its other obligations under the terms provisions and covenants of this Lease. A transfer of fifty percent (50%) or more of an interest in the Tenant (whether by stock, partnership interest or otherwise, except in connection with any initial public offering or in cases where such stock is publicly traded) by any party in interest will be deemed an assignment of this Lease. Landlord’s consent to any such transfer, assignment or sublease will not be deemed consent to any subsequent transfer, assignment or sublease. In the event of a default under the terms of this Lease, if the Premises or any part thereof are then assigned or sublet, Landlord, in addition to any other remedies herein provided, or provided by law, may at its option collect directly from assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rent against any sums due it by Tenant hereunder, and no such collection shall be construed to constitute a novation or a release of Tenant from the further performance of its obligations hereunder. Landlord will have the right to assign any of its rights and obligations under this Lease (See “Exhibit E - Special Clauses”’ attached hereto and made a part hereof.)

ARTICLE XIII: MUTUAL WAIYER OF RIGHTS

Notwithstanding anything contained herein to the contrary, Landlord and Tenant hereby mutually waive, to the extent of their respective insurance coverage therefor or any insurance coverage required by this Lease to be carried by such party, any and all rights of recovery against one another for real or personal property loss or damage occurring to the Premises, the Building or any part thereof or any personal property therein from perils insured against under fire and extended coverage and other property insurance policies existing for the benefit of the respective parties so long as such insurance permits waiver of liability and contains a Waiver of Subrogation without additional premiums. If additional premiums must be paid, either party requesting such Waiver of Subrogation shall have the option to pay such additional premiums to the other and obtain such Waiver or to forego such Waiver of right of recovery.

ARTICLE XIV: INDEMNITY

Tenant will defend, indemnify and save harmless Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation, reasonable attorney’s fees and expenses) imposed upon or incurred by or asserted against Landlord arising from Tenant’s use and occupancy of the Premises, including without limitation, any alterations or improvements performed on the Premises by or for Tenant, or any breach or default by Tenant of its obligations hereunder or arising from any act, omission or negligence of the Tenant, its agents, contractors, employees or invitees.

ARTICLE XV: EXEMPTION OF LANDLORD FROM LIABILITY

Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers, or any other person in or about the Premises, nor, unless through its negligence, shall Landlord be liable for injury to Tenant’s employees, agents or contractors and invitees, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any cause, whether the said damage or injury results from conditions arising from the Premises or upon other portions of the Building, or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Landlord or Tenant. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, if any, of the Building or the Project.

ARTICLE XVI: LIENS AND ENCUMBRANCES

16.1 Tenant will not do any act which will in any way encumber the title of Landlord in and to the Premises nor will the interest or estate of Landlord in the Premises be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant. Any claim to, or lien upon, the Premises arising from any act or omission of Tenant will accrue only against the leasehold estate of Tenant and will be subject and subordinate to the paramount title and rights of Landlord in and to the Premises.

16.2 Tenant will not suffer or permit any liens to stand against the Premises, the Building or any part thereof, by reason of any work, labor, services, or materials done for or supplied, or claimed to have been done for, or supplied to Tenant, or anyone holding the Premises, or any part thereof, through or under Tenant. If any such lien is at any time filed against the Premises, or the Building, Tenant will cause the same to be discharged of record within thirty (30) days after the date of filing the same, by payment, deposit or bond. If Tenant fails to discharge any such lien within such period, then, in addition to any other right or remedy of Landlord, Landlord may, but will not be obligated to, procure the discharge of the same either by paying the amount claimed, or by deposit or bond, and any amount paid or deposited by Landlord, including reasonable attorneys’ fees, in defending any such action or in or about procuring the discharge of such lien, with all necessary disbursements made by Landlord in connection therewith, will become due and payable on the date of payment or deposit, as additional rent.

16.3 Nothing in this Lease will be deemed to be, or construed in any way as constituting the consent or request of Landlord, express or implied by inference or otherwise, to any person, firm, or corporation for the performance of any labor or the furnishing of any materials for any construction, rebuilding, alteration or repair of or to the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against Landlord’s interest in the Premises.

ARTICLE XVII: DAMAGE OR DESTRUCTION AND CONDEMNATION

17.1 Damage or Destruction of Premises

A. If all or a substantial part of the Premises is destroyed or damaged by fire or other unavoidable casualty (a substantial part of the Premises for the purposes of this Article shall be deemed to be fifty percent (50%) or more of its insurable value), then Landlord shall within thirty (30) days after such casualty elect in writing to Tenant to either terminate this Lease or restore damaged areas.

B. If Landlord elects to terminate this Lease as aforesaid, the termination shall be effective as of the time of such election; if Landlord elects to restore damaged areas, it shall commence the restoration of the Premises within ninety (90) days after such casualty and use its best efforts to coordinate the activities of contractors and material suppliers to accomplish the restoration within a reasonable period of time commensurate with the degree of damaged sustained. In no event, however, shall Landlord be obligated to use any of its funds for such restoration other than from applicable fire insurance proceeds. Notwithstanding the foregoing, Landlord shall not be obligated to repair or replace Tenant’s furniture, furnishings and equipment.

C. If any such restoration is delayed due to Force Majeure, the completion of such restoration shall be postponed for the period of time equal to the period of delay caused by such events.

D. If this Lease is not terminated, a just portion of the rent, according to the nature and extent of the damage, shall be abated until the Premises shall have been put into proper condition for use and occupation by Tenant. Provided, however, that if such damage or casualty is caused because of the negligence of Tenant, its employees, contractors, invitees or licensees, there shall be no such abatement in rent.

E. Notwithstanding the above, Landlord may at Landlord’s sole discretion, repair and/or rebuild the Building in the event of either total or partial destruction. Landlord will not be obligated to rebuild until the insurance proceeds have been received and in the event such insurance proceeds are insufficient to completely rebuild or restore the Premises, Landlord, at Landlord’s option, may provide the funds required to completely rebuild or restore. If Landlord’s mortgagee applies the insurance proceeds to the mortgage debt, Landlord will have no obligation to rebuild.

F. In the event that (a) Landlord fails to give written notice within thirty (30) days of its intention to restore the Premises, or (b) Landlord fails to restore the Premises to a condition substantially suitable for their intended use within one hundred twenty (120) days of said damage or destruction (or within such other period of time as Landlord and Tenant may agree in writing), unless such damage was due to the negligence or intentional acts of Tenant or Tenant’s employees, contractors, invitees, or licensees, Tenant may elect to terminate this Lease by written notice to Landlord to be given no later than thirty (30) days of the date last mentioned.

17.2 Condemnation

A. If the Premises shall be completely taken by exercise of eminent domain, then this Lease shall terminate. If any substantial part of the Premises shall be taken by exercise of eminent domain or by action of any public or other authority, then this Lease shall terminate at the election of Landlord, notice of which election shall be given to Tenant within sixty (60) days of such taking. If Landlord shall not so elect, then in case of such taking, and in case of any taking of less than a substantial part of the Premises, a just portion of said rent according to the nature and extent of the taking shall be abated, unless the Landlord shall supply to Tenant equivalent substitute space in the Building of which the Premises is a part at no additional rent. Landlord reserves and accepts all rights to damages to said Premises and Building and the leasehold hereby created, accrued or subsequently accruing by reason of anything lawfully done in pursuance of any public or other authority. Tenant hereby releases and assigns to Landlord all of Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, hereby irrevocably designating and appointing Landlord as its attorney in fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof. It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages payable for (i) moveable equipment installed by Tenant or anybody claiming under Tenant at its own expense or (ii) relocation expenses, but in each case only if and to the extent that such damages are recoverable by Tenant from such authority in a separate action and without reducing Landlord’s award of damages.

B. Notwithstanding the above, Landlord may at Landlord’s sole discretion, repair and/or rebuild the Building in the event of either total or partial taking. Landlord will not be obligated to rebuild until the eminent domain proceeds have been received and in the event such eminent domain proceeds are insufficient to completely rebuild or restore the Premises, Landlord, at Landlord’s option, may provide the funds required to completely rebuild or restore. If Landlord’s mortgagee applies the eminent domain proceeds to the mortgage debt, Landlord will have no obligation to rebuild.

C. In the event that a taking of twenty-five percent (25%) or more of the insurable value of the Premises by the exercise of eminent domain (a) materially adversely affects the ability of Tenant to continue to conduct its business in the portion of the Premises not taken, and (b) Landlord fails to give written notice within sixty (60) days of its intention to restore the Premises to a condition substantially suitable for their intended uses within one hundred twenty (120) days of such taking or fails to supply to Tenant equivalent substitute space in the Building of which the Premises are a part, Tenant may elect to terminate this Lease by written notice to Landlord to be given no later than thirty (30) days of the date last mentioned.

ARTICLE XVIII: SURRENDER

Upon the termination of this Lease for any reason, Tenant will at once surrender and deliver the Premises to Landlord in their Original Condition (as hereinafter defined), reasonable wear and tear and damage by fire or other casualty excepted. Reasonable wear and tear excludes: tears and cuts in floor coverings; excessive wear of floor coverings because of Tenant’s negligence or failure to use chair and desk pads or otherwise; holes in walls and doors; damaged ceiling tiles because of installation of phone lines, computer lines, or otherwise. All alterations, additions, improvements and partitions erected or installed by Tenant, and Tenant’s personal property, including but not limited to Tenant’s trade fixtures and signs (both interior, within the Premises, and exterior, if applicable, affixed to the building), must be removed by the date of termination of this Lease, and Tenant, at its expense, shall forthwith restore the Premises, the Building, the parking areas and walkways, the landscaped areas, or any other part of the Landlord’s property affected by Tenant’s Improvements to their Original Condition, unless Landlord gives Tenant notice (which, if requested by Tenant, shall be given by Landlord within the last six (6) months of the Lease Term) that some or all of such alterations, additions, improvements and partitions (the “Designated Improvements”) shall remain upon the Premises, in which case the Designated Improvements shall remain upon the Premises and will become the property of Landlord as of the date of such termination, but the Tenant shall nevertheless restore the Premises, the Building, the parking areas and walkways, the landscaped areas, or any other part of the Landlord’s property affected by Tenant’s Improvements to their Original Condition except for the Designated Improvements. Tenant’s failure to remove all or part of Tenant’s personal property upon expiration or termination shall be deemed an abandonment to Landlord of such personal property and, if Landlord elects to remove all or any part of said personal property, the cost of such removal, including repairing any damage to the Premises, the Building, the parking areas and walkways, the landscaped areas, or any other part of the Landlord’s property affected by Tenant’s Improvements caused by such removal, shall be paid by Tenant. Without limiting the foregoing, if installed by Tenant, telephone systems, computer systems, fire alarm systems, burglar alarm systems and any other security systems affixed to, imbedded in, resting upon, or attached to any part of the Premises, by means of cement, glue, plaster, nails, bolts, screws, or any other fastening devices shall upon termination of this Lease, be removed by Tenant, and Tenant, at its sole cost and expense, prior to termination of the Lease, shall restore the Premises, the Building, the parking areas and walkways, the landscaped areas, or any other part of the Landlord’s property affected by Tenant’s Improvements to their Original Condition. As used herein the term “Original Condition” shall mean the condition of the Premises, the Building, the parking areas and walkways, the landscaped areas, or any other part of the Landlord’s property affected by Tenant’s Improvements immediately prior to any alterations, additions, improvements, partitions, changes or renovation to the same by or on behalf of the Tenant.

ARTICLE XIX: HOLDING OVER

19.1 Any holding over by Tenant of the Premises after the expiration of this Lease will operate and be construed to be a tenancy at sufferance, (i) at a monthly rental of One Hundred Fifty Percent (150%) of the last monthly base rental for the first thirty (30) days of such holding over, and (ii) thereafter, a monthly rental of Two Hundred Percent (200%) of the last monthly base rental, plus all other additional rent payable hereunder, and upon the terms hereof applicable to such tenancy.

19.2 Nothing contained in this Article is to be construed to give Tenant the right to hold over at any time and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises and damages resulting from any such holding over.

ARTICLE XX: DEFAULT

The occurrence of any one or more of the following events will constitute a default hereunder:

A. Tenant abandons the Premises.

B. Tenant defaults in any payment due hereunder and such default continues for ten ( I 0) days after the due date thereof.

C. Tenant fails to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant other than non-payment of sums due hereunder, and Tenant fails to cure such default within thirty (30) days after notice thereof in writing to Tenant or if such default cannot reasonable be cured within thirty (30) days, unless Tenant begins such cure within thirty (30) days and diligently pursues such cure.

D. Tenant petitions to be, or is declared bankrupt, or insolvent according to law, or if a receiver be appointed for Tenant, or for all or a substantial portion of its property, or if an assignment for the benefit of creditors is made by Tenant.

ARTICLE XXI: REMEDIES

Upon the occurrence of any one or more of such events of default, Landlord may at its election, terminate this Lease or terminate Tenant’s right to possession only without terminating this Lease. Upon termination of this Lease or of Tenant’s right to possession, Landlord may re-enter the Premises with process of law, and remove all persons, fixtures and chattels therefrom and Landlord will not be liable for any damages resulting therefrom. Upon termination of this Lease, Landlord will be entitled to recover as damages (I) all rent and other sums due and payable by Tenant on the date of Termination, (2) an amount equal to the value of the rent and other sums provided herein to be paid by Tenant for the residue of the stated term hereof, less the fair rental value of the Premises for the residue of the stated term (taking into account the time and expenses necessary to obtain the replacement tenant or tenants, including expenses relating to the recovery of the Premises, brokerage and management commissions, operating expenses, reasonable attorneys’ fees, and alteration costs), and (3) the costs of performing any other covenants to be performed by Tenant. If Landlord elects to terminate Tenant’s right to possession only, without terminating the Lease, Landlord may, at Landlord’s option enter into the Premises, remove Tenant’s signs and other evidence of tenancy, and take and hold possession thereof as herein above provided, without such entry and possession terminating the Lease and releasing the Tenant in whole or in part, from Tenant’s obligations to pay rent hereunder for the full term or from any of its other obligations under this Lease. Landlord shall use commercially reasonable efforts tore-let all or any part of the Premises for such rent and upon term satisfactory to Landlord (including the right to re-let the Premises for a term greater or lesser than that remaining under the Lease term, and the right to re-let the Premises as a part of a larger area, and the right to change the character or use made of the Premises), provided however that Landlord shall use reasonable efforts to relet the Premises or otherwise mitigate its damages, provided however, the marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control in the Building shall be deemed to have satisfied Lessor’s obligation to use “reasonable efforts” and in no event shall Landlord have any obligation to relet the Premises if Landlord has unleased space in the Building which is similar to the Premises. For the purpose of such re-letting, Landlord may decorate or make repairs, changes, alterations or additions in or to the Premises that may be necessary or convenient. If Landlord does not re-let the Premises, Tenant will pay the Landlord on demand damages equal to the amount of the rent and other sums provided herein to be paid by Tenant for the remainder of the Lease term. If the Premises are re-let and a sufficient sum is not realized from such re-letting after paying all of the expenses of such re-letting and the collection of the rent accruing therefrom to satisfy the rent herein provided to be paid for the remainder of the Lease term, Tenant will be liable for the difference in rent.

Nothing herein shall limit or prejudice the right of the Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of any such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount of the loss or damage referred to above. Notwithstanding anything contained in this Lease to the contrary however, except as set forth in Article XIX, in no event shall Tenant be liable for any of Landlord’s consequential, indirect, punitive or special damages resulting from a default by Tenant.

ARTICLE XXII: INDEPENDENT COVENANTS

Each covenant, agreement, obligation and/or other provision in this Lease to be performed on Tenant’s part shall be deemed and construed to be a separate and independent covenant of Tenant and not dependent on any other provision of this Lease. Tenant acknowledges and agrees that its covenant to pay Base Rent, Additional Rent and other sums payable under this Lease, and to observe, perform and comply with any other obligations of Tenant under this Lease, is independent of Landlord’s obligations under this Lease, and that in the event that Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any Base Rent, Additional Rent or other sums payable under this Lease, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to bring an independent legal action against Landlord.

ARTICLE XXIII: ATIORNEYS’ FEES

In the event that Landlord or Tenant shall bring an action in a court of competent jurisdiction and either party be required to engage legal counsel for the enforcement of any of the terms of this Lease, or declare rights hereunder, whether such employment shall require institution of suit or other legal services required to secure compliance on the part of Landlord or Tenant, the prevailing party in any such action, on trial or appeal, shall be entitled to prompt payment of reasonable attorney’s fees as fixed by the court.

ARTICLE XXIV: NO WAIVER

The waiver by Landlord of any breach of any term, covenant or condition herein contained will not be deemed to be a waiver of such term, covenant or condition for any subsequent breach of the same or any other term, covenant or condition herein contained. The acceptance by Landlord of any payment of rent or other charges hereunder after termination by Landlord, shall not be deemed to restore this Lease or Tenant’s right to possession hereunder, but will be construed as a payment on account of damages due from Tenant to Landlord. No remedy hereunder shall be deemed to be exclusive, but shall be cumulative with all other remedies at law or equity.

ARTICLE XXV: BROKER

Tenant warrants that, other than CBRE, Inc., whose commission Landlord covenants and agrees to pay, no other broker has acted for or on its behalf in connection with this Lease. Tenant covenants and agrees to pay, hold harmless and indemnify Landlord and Landlord’s first mortgagee for any compensation, commissions and charges claimed as a result of any breach of such representation.

ARTICLE XXVI: [INTENTIONALLY DELETED]

ARTICLE XXVII: MORTGAGES

27.1 Tenant accepts this Lease subject to and subordinate to any first mortgage(s) and/or deed(s) of trust now or at any time hereafter constituting a lien or charge upon the Premises provided however that if the first mortgagee, trustee or holder of any such first mortgage or deed of trust elects to have Tenant’s interest in this Lease be superior to any such instrument, then by notice to Tenant from such first mortgagee, trustee or holder, this Lease will be deemed superior to such lien, whether this Lease is executed before or after such first mortgage or deed of trust. Tenant will at any time hereafter on demand execute any instruments, which may be required by any first mortgagee for the purposes of subjecting and subordinating this Lease to the lien of any such first mortgage. Tenant will give notice to any first mortgagee whenever notice is given to Landlord by Tenant hereunder and no such notice to the Landlord will be effective unless also given to any first mortgagee. In the event any proceedings are brought for foreclosure or in the event of the exercise of the power of sale under any first mortgage or deed of trust made by Landlord covering the Premises, or in the event that any first mortgagee obtains possession of the property by deed in lieu of foreclosure, or in any other similar matter, the Tenant at the request of any such first mortgagee or purchaser upon any such foreclosure or sale will attorn to the first mortgagee or the purchaser, and recognize such first mortgagee or purchaser as the Landlord under this Lease. Tenant will at the request of the Landlord, execute a document in form proper for recording such agreement to attorn.

27.2 In the event of any default on the part of the Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee of a first mortgage covering the Premises whose address shall have been furnished to Tenant, and shall offer such beneficiary or first mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure.

ARTICLE XXVIII: NOTICES

All notices required by the terms of the Lease or by any governmental law, ordinance, regulation or other requirements will be deemed satisfied if notice is given in writing by deposit in the United States mail postage prepaid, certified mail, return receipt requested, of a notice addressed to the parties at the addresses listed herein or at such other address as the parties may specify from time to time by written notice delivered in accordance herewith.

LANDLORD:	99 South Bedford Street, LLC c/o R.J. Kelly Company 55 Cambridge Street Burlington, MA 01803

TENANT:	Prior to the Commencement Date:

75 Central Street, 3rd floor
Boston, Massachusetts 02109

After the Commencement Date:

Otsaw Digital, Inc.
99 South Bedford Street, Suite 101
Burlington, MA 01803

ARTICLE XXIX: MISCELLANEOUS

29.1 The terms, provisions, covenants and conditions contained in this Lease contain all agreements of the parties with respect to any manner mentioned herein and will apply, and inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns except as otherwise herein expressly provided. This Lease may be modified in writing only, signed by Landlord and Tenant.

29.2 Tenant agrees, from time to time, within ten (10) business days after request by Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), the date to which rent and other charges have been paid, the unexpired term of this Lease, whether there are any defaults or rent abatements or offsets claimed by Tenant and such other matters pertaining to this lease as may be reasonably requested by Landlord, it being intended that any such statement delivered pursuant to this subparagraph may be relied upon by any prospective purchaser of the fee or mortgagee or assignee of any mortgagee upon the fee of the Premises or any other party, and their respective successors and assigns.

29.3 Time is of the essence with respect to the due performance of the terms, covenants and conditions herein contained.

29.4 Whenever a period of time is herein prescribed for the taking of any action by either party, the party shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to Force Majeure. For purposes of this Lease, the term “Force Majeure” shall mean causes beyond the control of the party, such as acts of God, war, civil insurrection or public disorder, strikes, unavailability of construction materials, shortages within the labor market, pandemic, or acts of governmental authorities. Notwithstanding the foregoing, in no event shall the existence or occurrence of a Force Majeure ever be construed as allowing an extension of time with respect to Tenant’s obligation to pay rent when and as due under this Lease or giving Tenant a basis to claim that this Lease or Tenant’s obligations thereunder, including without limitation, Tenant’s obligation to pay rent, are unenforceable or give rise to a claim of frustration of purpose.

29.5 If any term or provision of this Lease is to any extent held invalid or unenforceable, the remaining terms and provisions of this Lease will not be affected thereby, but each term and provision of this Lease will be valid and be enforceable to the fullest extent permitted by law.

29.6 The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation hereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing sub tenancies or may, at the option of the Landlord, operate as an assignment to Landlord of any or all of such sub tenancies.

29.7 If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the Bylaws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms.

29.8 This Lease will be construed and enforceable in accordance with the laws of the state where the Premises are located.

29.9 Nothing in this Lease is to be deemed to limit or affect the right of Landlord to sell, assign, encumber, transfer, lease or otherwise dispose of any or all of Landlord’s interest in any or all of the Premises or in any or all of the Building. The term “Landlord” as used herein shall mean only the owner or owners at the time in question of the fee title or a tenant’s interest in a ground lease of the Premises. In the event of any transfer of such title or interest, Landlord herein named (and in case of any subsequent transfers the then grantor) shall be relieved from and after the date of such transfer of all liability as respects Landlord’s obligations thereafter to be performed, provided that any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Landlord shall, subject as aforesaid, be binding on Landlord’s successors and assigns, only during their respective period of ownership.

29.10 Except for Landlord’s Work, all tenant improvements to the Premises shall be the sole responsibility of Tenant and made at Tenant’s sole cost.

29.11 The initialed Riders, Addenda, and Exhibits, if any, annexed hereto are incorporated herein by reference.

29.12 Tenant, upon paying the rents and performing all of the terms on its part to be performed, shall peaceably and quietly enjoy the Premises subject, nevertheless, to the terms of this Lease and to any mortgage, agreements or other matters of record to which this Lease is subordinated.

29.13 Neither Tenant nor any of its affiliates, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals” (“SDNs”) or “blocked person” (each, a “Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 ofthe USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act,(iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes, or (vi) any regulations promulgated under the foregoing statutes. If at any time this representation becomes false, then it shall be considered a Default under this Lease as to which there shall be no right to notice or an opportunity to cure, notwithstanding anything contained in this Lease to the contrary, and Landlord shall have the right to immediately exercise all of the remedies set forth in this Lease, which shall specifically include immediate termination of this Lease.

ARTICLE XXX: LANDLORD’S WORK.

30.1 Definitions: Substantial Completion. For purposes of this Lease, “Landlord’s Work” means, collectively, the alterations and improvements to the Premises to be constructed and/or installed by Landlord in accordance with the terms and conditions of this Lease, as more particularly set forth in the Scope of Work attached hereto as Exhibit D (the “Scope of Work”) and plan attached hereto as Exhibit D-1 (the “Plans”) and hereby made a part of this Lease. Landlord shall use commercially reasonable efforts to Substantially Complete Landlord’s Work not later than sixty (60) days following the date of this Lease (the “Target Commencement Date”). Except as set forth in Section 2.2, Landlord shall have no liability whatsoever to Tenant in the event that Landlord, after taking reasonably diligent steps to complete such Work, shall fail for any reason whatsoever (including without limitation, Force Majeure) to Substantially Complete the Landlord’s Work on or before the Target Commencement Date (including, without limitation, for any damages that Tenant may suffer as a result thereof or in connection therewith); provided, however, in such event, Landlord shall use commercially reasonable efforts to Substantially Complete the Landlord’s Work as soon as possible thereafter. For purposes of this Lease, the Landlord’s Work shall be deemed to be “Substantially Complete” when (i) the work described in the Scope of Work has been substantially performed, as reasonably determined by Landlord and,(ii) if a building permit is required by any governmental authority, Landlord has obtained the necessary sign-off from such governmental authority indicating that the work described on such building permit has been completed, even though minor details of construction, decoration, and mechanical adjustments remain to be completed by Landlord, provided such minor items do not materially interfere with Tenant’s intended use of the Premises. Landlord shall have no obligation to perform any work not included on the Scope of Work or the Plans. Landlord shall complete any punch-list items that remain to be performed by Landlord, if any, within a reasonable amount of time after Substantial Completion of Landlord’s Work. Tenant shall notify Landlord within sixty (60) days of Tenant’s occupancy of the Premises of any portion of Landlord’s Work, including punch-list items, that remains incomplete or any manner in which the Premises is not in the condition required to be delivered pursuant to this Article XXX. Except as identified in any such notice from Tenant to Landlord, Tenant shall have no right to make any claim that Landlord has failed to perform any of Landlord’s Work fully, properly and in accordance with the terms of this Lease or to require Landlord to perform any further Landlord’s Work, except in the event of latent or other defects not visible to the eye.

30.2 Event of Delay. For purposes of this Lease, “Event ofTenant Delay” means (i) any act or omission on the part ofTenant or any of the agents, employees, or contractors of Tenant (including, without limitation, any act or omission constituting a default by Tenant with respect to any of the agreements, covenants, or obligations of Tenant set forth in this Lease), or (ii) delay in obtaining any necessary permit or approval from any governmental authority (including without limitation any zoning authority) to the extent caused by Tenant’s specific intended use of the Premises, that results in a delay in the ability of Landlord to Substantially Complete the Landlord’s Work on or before the Target Commencement Date. Notwithstanding the terms and conditions of Section 30.1 of this Lease, in the event that the Landlord’s Work shall not be Substantially Completed by Landlord on or before the Target Commencement Date solely as a result of the occurrence of an Event of Tenant Delay, then in such event:(a) for all intents and purposes of this Lease, the Landlord’s Work shall be deemed to have been Substantially Completed by Landlord as of the date Landlord shall determine, in the sole and absolute discretion of Landlord, that Landlord would have Substantially Completed the Landlord’s Work but for the occurrence of such Event of Tenant Delay; and (b) the Commencement Date shall be the day after the date determined by Landlord to be the date as of which Landlord would have Substantially Completed the Landlord’s Work but for the occurrence of such Event of Tenant Delay. Furthermore, not later than ten (10) days after written demand shall be made therefor by Landlord of Tenant, Tenant shall reimburse Landlord for all reasonable out of pocket costs and/or expenses (if any) that Landlord shall incur in connection with the construction and/or installation of the Landlord’s Work as a result of (i) the occurrence of any Event of Tenant Delay or (ii) any change with regard to the scope or details of the Landlord’s Work (as described in Exhibit D and shown on Exhibit D-1) requested by Tenant and approved by Landlord subsequent to the date of Lease. Landlord shall notify Tenant in writing of any event which would constitute a Tenant Delay.

30.3 Payment by Tenant for Requested Changes to Landlord’s Work. To the extent that Tenant requests any modifications to Landlord’s Work (a “Change Order”), Tenant shall pay to Landlord, promptly on demand, all costs of such Change Order as reasonably estimated by Landlord’s contractor as of the time of Landlord’s approval of any such modifications requested by Tenant. After the estimate is provided by Landlord, Tenant may withdraw the Change Order. Tenant shall, if requested by Landlord, execute a work letter confirming such excess costs prior to the time Landlord shall be required to commence work. Landlord shall have no obligation to commence such work unless and until the Tenant shall have paid such excess costs to Landlord. In the event that the actual cost to Landlord of completing any Change Order is greater than the estimate of Landlord’s contractor, then Tenant shall pay to Landlord such difference within ten (10) days after Landlord advises Tenant of such actual cost. The costs of any Change Order may include a construction management fee, not to exceed three percent of the hard construction costs incurred for such Change Order.

30.4 Contractors; Construction Standards. The Landlord’s Work shall be constructed and/or installed by Landlord using contractors (and subcontractors, if deemed necessary by Landlord) selected by Landlord, in Landlord’s sole and absolute discretion, as having experience in connection with the construction and/or installation of alterations and improvements similar in nature to the Landlord’s Work. The Landlord’s Work shall be constructed and/or installed (a) in a good and workmanlike manner, (b) in accordance with all applicable Laws, and (c) in accordance with all final construction drawings, plans and specifications relating thereto approved by Landlord (if any) and with the Plans. Except to the extent expressly set forth to the contrary herein, all of the materials, equipment, and components of the Landlord’s Work, as well as the style, color, brand, and specification thereof and the location of installation thereof within the Premises, shall be selected by Landlord, in Landlord’s sole but reasonable discretion but consistent with the standard finishes and quality in the Building.

30.5 Cost of Landlord’s Work. Subject to the terms and conditions of Section 30.3 of this Lease, including without limitation, the payment of any amounts with respect to any Change Order, the Landlord’s Work shall be completed at Landlord’s sole cost and expense.

30.6 Landlord’s Access to Complete Landlord’s Work. Tenant hereby agrees that Landlord and the agents, employees and contractors of Landlord shall have the right to enter upon the Premises to complete any so-called “punch list items”, on such dates and times as reasonable agreed upon by the parties. Tenant will cooperate in good faith with Landlord in Landlord’s performance and completion of such “punch list items.”

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written as a sealed instrument.

LANDLORD:

99 SOUTH BEDFORD STREET, LLC

By:	Kelly Family Manager I, LLC,
a Massachusetts limited liability company, its Manager

	By:	/s/ Brandon D. Kelly
Brandon D. Kelly, Manager
TENANT:

OTSAW DIGITAL, INC.,
a Delaware corporation.

By:	/s/ Ling Ting Ming
Name:	LING TING MING
Title:	CEO

EXHIBIT A

PREMISES

(Attached)

EXHIBIT B

RULES AND REGULATIONS

ATTACHED TO AND MADE A PART OF THIS LEASE

1. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside of the Building without the written consent of Landlord first had and obtained and Landlord shall have the right to remove any such sign, placard, advertisement, name, or notice without notice to and at the expense of Tenant.

Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises.

2. No Tenant shall have any property stored outside, except with the prior consent of Landlord.

3. All sidewalks, halls, passages, exits, entrances, elevators and stairways, if any, of the Building shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from its respective Premises. No Tenant and no employees or invitees of Tenant shall go up on the roof of the Building.

4. Tenant shall not alter any lock nor install any new or additional locks or any bolts on any door of the Premises.

5. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof.

6. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with the other tenants or those having business therein, nor shall any animals or birds be brought in or kept in or about the Premises or the Building.

7. No cooking shall be done or permitted by Tenant on the Premises, nor shall the Premises be used for washing clothes, for lodging, or for any improper, objectionable or immoral purposes.

8. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline or flammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord.

9. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires will be allowed without the consent of the Landlord. The location of all telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

10. Tenant, upon termination of its tenancy, shall deliver to the Landlord the keys of offices, rooms and toilet rooms which shall have been furnished the Tenant or which the Tenant shall have had made, and in the event of loss of any keys so furnished, shall pay the Landlord therefor.

11. The Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the Rules and Regulations of the Building.

12. No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the written consent of the Landlord.

13. Tenant shall not disturb, solicit or canvass any occupant of the Building and shall cooperate to prevent same.

14. Any pennitted corrosive, flammable or other special wastes shall be handled for disposal as directed by Landlord, and always in accordance with all applicable governmental laws and regulations, and subject to the provisions of Article VI, Section 6.4 (Hazardous Use) of the Lease.

15. Tenant’s use of the Common Areas shall be limited to access and parking purposes (as well as testing or robots pursuant to Section 6.1 of the Lease) and under no circumstances shall Tenant be permitted to store any goods or equipment, conduct any operations or construct or place any improvements, barriers or obstructions in the Common Areas, or otherwise adversely affect the appearance of same.

16. In order to prevent damage or unreasonable wear and tear to carpeting and other floor covering that is or may become the property of the Landlord under the tenns of the Lease, Tenant shall, at Tenant’s expense, provide chair mats for all desk chairs used in the Premises and furniture cushions or other suitable protection under all desks, tables and other furniture and equipment kept in the Premises.

17. The moving of equipment, furniture and freight into or out of the Premises shall occur only on previous notice to Landlord and at such times as Landlord shall reasonably designate. The persons employed to move such equipment, furniture, or freight in and out of the Building must be acceptable to Landlord. No equipment, furniture or freight of any description shall be received into the Building except during the hours designated by Landlord.

Landlord shall in all cases have and retain the power to prescribe the weight, proper position, and manner of support under all heavy furniture, equipment and freight, and all damage done to the Building by moving in or out any equipment, furniture or freight, or during the time it is in or on the Premises, shall be repaired at the expense of Tenant, but by contractors or mechanics named by Landlord.

18. Tenant shall refrain from “excessive operation” (as herein defined) of the air conditioning equipment servicing the Premises. Operation of the air conditioning equipment servicing the Premises is defined as “excessive operation” in any if the following cases:

a.)	Operation during more than twelve (12) hours each day; or

b.)	Operation during more than six (6) days each week; or

c.)	Operation during any period other than the normal cooling season (May 15 through September 15 each year).

Tenant shall give prior written notice to the Landlord of any anticipated requirement for excessive operation of the air conditioning equipment servicing the Premises in order to give the Landlord the opportunity to make any modifications or changes to such equipment then existing as Landlord in its sole discretion may deem necessary or desirable in order to assure that the equipment will be able to satisfy the demand imposed by such excessive operation; however, the Landlord shall not be obliged to make any such modifications or changes to the equipment.

Notwithstanding anything to the contrary contained in any other term or provision of the Lease or the Exhibits, Addenda, or Riders thereto, if Tenant requires the excessive operation of the air conditioning equipment servicing the Premises, Tenant shall at its sole cost and expense and without any cost to Landlord, keep in good order, repair and replace as necessary, all such air conditioning equipment. If Tenant refuses or neglects to make or perform such maintenance, repairs, or replacements, in a manner satisfactory to Landlord, Landlord shall have the right upon giving Tenant reasonable written notice (except in situations deemed to be emergency situations by Landlord) to perform such maintenance, or to make such repairs or replacements on behalf of and for the account of Tenant and Tenant shall pay Landlord’s costs of such work as additional rent promptly upon receipt of a bill therefor.

19. Landlord reserves the right to make such other and further nondiscriminatory Rules and Regulations as in its judgment may be necessary or desirable for the safety, care and cleanliness of the Premises and the Building and for the preservation of good order therein. Tenant agrees to abide by such reasonable Rules and Regulations which are adopted.

20. Tenant and its employees shall park in areas designated by Landlord if requested. All night parking shall only be allowed in areas designated by Landlord.

21. No smoking shall be permitted anywhere within the Premises or Building. Smoking is only permitted in the designated smoking areas outside the Building.

/s/ Brandon D. Kelly
LANDLORD

/s/ Ling Ting Ming
TENANT

CONFERENCE
COMMON
SUITE 101
TENANT ENTRY
OPEN OFFICES
OFFICE-1
STAIRS
OFFICE-2
OFFICE-3
IT CLOSET

(1) SUITE 101
SCALE: 1/4" = 1'-0"

LEGEND

- NEW WALLS
- EXISTING WALLS
- DEMOLISHED WALLS

SUITE LOCATION

(2) KEY PLAN
SCALE: 1" = 20'-0"

GSD Associates, LLC
146 Main Street, North Andover, MA 01845
Tel: 978-688-5422 Web: www.gsd-assoc.com
Architecture + Design + Planning + Interiors + Development Consulting

RJKELLY
Investment • Development • Management

SUITE 101
99 S. BEDFORD STREET,
BURLINGTON, MA

4/4/2023
SCALE: As indicated

EXHIBIT C

OPTION TO EXTEND TERM

1. Tenant shall have the right, to be exercised as hereinafter provided, to extend this Lease for one (I) additional consecutive period of three (3) years, commencing immediately following the expiration of the initial Lease Term on the following terms and conditions:

A. No default by Tenant shall be existing or continuing in the performance of any of the terms, covenants and conditions of this Lease in respect of a matter as to which notice of default has been given hereunder; provided, however, that in the event of any default that cannot with due diligence be cured prior to the last date on which Tenant is entitled to exercise such right of extension, Tenant may nevertheless exercise such right and shall be entitled to the respective extended term, if Tenant shall have proceeded promptly after the service of any notice of default to commence to cure the default, and thereafter completes the curing of the default with due diligence.

B. The extended term shall be on the same terms, covenants and conditions as in the Lease provided, with Base Rent being the greater of (i) the product of the Base Rent in effect for the period immediately prior to the expiration of the Lease Term and 1.03, (ii) the product of the Base Rent in effect for the period immediately prior to the expiration of the Lease Term and the CPI Factor (as defined below), and (iii) the market rate for rent for similar premises in the area as reasonably determined by Landlord.

C. There shall be no privilege to extend the term of this Lease for any period of time beyond the extended term provided for herein.

D. After the determination of the new Base Rent as determined above, a current allowance for Taxes and for Common Area Maintenance and Operating Expense Charges, as estimated by the Landlord, shall be added to the Base Rent to determine the new annual Base Rent, provided that the Base Rent shall take into account any such additional rent to be added.

E. For purposes of this Exhibit C, the following terms shall have the following definitions:

“CPI Factor” shall mean the fraction, the numerator of which is the Current CPI-Wand the denominator of which is the Base CPI-W.

“CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston, Massachusetts (Base Year 1982-84 = I 00) - as published by the Bureau of Labor Statistics for the U.S. Department of Labor.

“Base CPI-W” shall mean the CPI-W published most recently preceding the Commencement Date of the Lease.

“Current CPI-W” shall mean the CPI-W published most recently prior to the date Landlord receives written notice of Tenant’s exercise of its option to extend the term of this Lease.

2. Tenant shall exercise its right to extend the term in the following manner: At least twelve (12) months prior to the expiration of the then current term, Tenant shall notify Landlord of its election to exercise the right to extend the term of this Lease. On the giving of such notice of election, the Lease shall be deemed to be extended and the term thereof extended for a period of three (3) years from the date of the expiration of the then current term. A new Lease for the extended term shall be unnecessary on such extension, the Lease Agreement constituting a present demise for both the original and extended terms.

3. If Tenant exercises its right to extend as provided herein, Landlord shall give Tenant written notice of the Base Rent to be paid during the extended Term no earlier than twelve (12) months or later than nine (9) months prior to the commencement of the option period. If Tenant does not agree to such proposed annual Base Rental, then within thirty (30) days after receipt of said notice from Landlord, Tenant may elect to rescind its option to extend by written notice to Landlord.

4. If, at the time of commencement of the extended term, there shall be existing or continuing any default in the performance of any of the terms, covenants, or conditions of this Lease on the part of the Tenant to be performed, Landlord’s right to exercise any remedy for such default set forth in this Lease or in any statute or rule of law, arising out of such default, shall continue during such extended term in the same manner and with the same effect as though the term of this Lease in which default occurred had not ended.

/s/ Brandon D. Kelly
LANDLORD

/s/ Ling Ting Ming
TENANT

EXHIBIT D

LANDLORD’S WORK

SCOPE OF WORK

●	Remove and replace any damaged ceiling tiles on existing grid, if necessary

●	Repair or replacement of any damaged light fixtures within the Premises, if necessary

●	New paint throughout the Premises

●	New carpet in offices and conference room to match Common Area finishes, or reasonably similar (subject to availability)

●	Replace existing LTV flooring in the kitchenette

●	Remove carpet in open area and replace with new, laminated flooring, to match similar aesthetic to kitchenette

●	Install full-height glass wall between kitchenette and “open area”

●	Install new double-door glass entrance to Premises

In addition to the above, Landlord shall install additional electrical outlets in the Premises as requested by Tenant, however, Tenant shall be solely responsible for the cost thereof and shall pay such cost within thirty (30) days of receipt of an invoice therefor from Landlord.

EXHIBIT D-1

LANDLORD’S WORK

PLAN OF WORK

(Attached)

CONFERENCE
KITCHENETTE
POLISH EXISTING LVT OR REPLACE WITH NEW LVT
COMMON
NEW WALL WITH FIXED GLASS
NEW 3' WIDE DOOR
SUITE 101
TENANT ENTRY
NEW DOUBLE GLASS DOOR
OPEN OFFICES
OFFICE-1
NEW CARPET IN CONFERENCE AND OFFICES
REMOVE CARPET AND INSTALL NEW LVT
STAIRS
OFFICE-2
EXISTING ROOMS TO REMAIN, TYP.
OFFICE-3
IT CLOSET
LVT

① **SUITE 101 FIT-UP**
SCALE: 1/4" = 1'-0"

SCOPE OF WORK:

1. REMOVE AND REPLACE DAMAGED CEILING TILES ON EXISTING GRID IF NECESSARY
2. REPAIR OR REPLACE ANY DAMAGED LIGHT FIXTURES WITHIN PREMISES, IF NECESSARY.
3. NEW PAINT THROUGHOUT PREMISES.
4. NEW CARPET IN OFFICES AND CONFERENCE ROOM TO MATCH COMMON AREA FINISHES OR REASONABLY SIMILAR, SUBJECT TO AVAILABILITY.
5. POLISH OR REPLACE LVT FLOORING IN THE KITCHENETTE.
6. REMOVE CARPET IN OPEN AREA AND REPLACE WITH NEW, LAMINATED FLOORING, TO MATCH SIMILAR AESTHETIC TO KITCHENETTE.
7. INSTALL FULL HEIGHT GLASS WALL BETWEEN KITCHEN AND "OPEN AREA."
8. INSTALL NEW DOUBLE-DOOR GLASS ENTRANCE TO PREMISES.

LEGEND

- NEW WALLS
- EXISTING WALLS
- DEMOLISHED WALLS

SUITE LOCATION

② **KEY PLAN**
SCALE: 1" = 30'-0"

GSD Associates, LLC
146 Main Street, North Andover, MA 01845
Tel: 978-688-5422 Web: www.gsd-assoc.com
Architecture + Design + Planning + Interiors + Development Consulting

RJ KELLY

SUITE 101 FIT-UP
99 S. BEDFORD STREET,
BURLINGTON, MA

3/13/2023
SCALE: As indicated

EXHIBIT E

SPECIAL CLAUSES

1.	ASSIGNMENT AND SUBLETTING

Notwithstanding anything to the contrary in Article XII (Assignment and Subletting) of the Lease, Landlord’s consent to any assignment or subletting of all or any part of the Premises shall not be unreasonably withheld, conditioned or delayed. Nevertheless, Landlord’s consent to any such assignment or subletting shall be conditioned upon the following, failure to comply with which shall permit Landlord to refuse to consent to such assignment or subletting without such refusal being deemed unreasonable:

A. Unless the Premises are assigned or sublet to Landlord as hereinafter provided, the Premises shall be used by the assignee or subtenant only for purposes identical to those set forth in Article VI, Section 6.1 (USE) of the Lease, and for no other purpose. If the Premises are assigned or sublet to Landlord, the Premises may be used by Landlord, its successors and assigns, for any and all lawful purposes.

B. If Tenant shall desire to make any assignment or subletting, Tenant shall notify Landlord in writing of the terms of any proposed assignment or subletting, the name and address of the proposed assignee or subtenant and in the case of a sublease, the area proposed to be sublet. Upon receipt of Tenant’s notice, except in cases of a transfer pursuant to Section D below, Landlord shall have the following options, to be exercised within thirty days thereafter (the “Option Period”):

(i)	Consenting;

(ii)	Reasonably withholding consent; or

(iii) Canceling this Lease if the proposed assignment or subletting shall be for all or substantially all of the Premises, as of the date proposed by Tenant for such assignment or subletting.

C. Other than a transfer pursuant to Section D below, in the event of any assignment or subletting, Tenant shall pay to Landlord as additional rent under this Lease, within ten ( I 0) days of receipt, a sum equal to the amount by which Occupancy Rentals (as defined hereafter) received by Tenant from such assignments and subleases each month exceeds the amounts for similar rents, monies, and other considerations due from Tenant to Landlord under the terms of this Lease, after first deducting all costs and expenses incurred by Tenant in respect of such subletting, including without limitation, commissions, alterations and allowance, and legal fees. Additionally, the terms “assignment” and “sublease” shall include all assignment(s), sublease(s), underletting(s) at any level, tenancy(ies), concession(s), license(s), franchise(s), or other arrangement(s) for the use or occupancy of the Premises and, except in connection with a transfer pursuant to Section D below, the term “rents”, “rental”, or “Occupancy Rentals” shall include all rent, monies, and other considerations paid for the use or occupancy of the Premises or any part thereof.

D. (As used herein, the term “Affiliate” shall mean any corporation which directly or indirectly, controls or is controlled by or is under common control with Tenant. For this purpose, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities or by contract or otherwise. As used herein, the term “Subsidiary” shall mean any corporation not less than fifty percent (50%) of whose outstanding stock shall, at the time, be owned directly or indirectly by Tenant or Tenant’s parent corporation.) Tenant may, without Landlord’s approval, assign its interest under this Lease to permit the use of the Premises by, or sublet all or any part of the Premises to a Subsidiary, Affiliate, or parent of Tenant, or to a successor entity which results from a merger or consolidation with Tenant or succeeds to all the business and assets of Tenant; provided: (i) that Tenant shall not be in default under the terms of this Lease, (ii) that in each instance Tenant’s successor shall assume all the obligations of this Lease on the part of Tenant to be performed, (iii) that the net worth of the successor shall be equal to or greater than the greater of either (a) Tenant’s net worth at the time of the execution of this Lease, or (b) Tenant’s net worth at the time of the proposed assignment or transfer, (iv) Tenant shall remain fully and primarily liable hereunder and shall not be released from performing any of the terms of this Lease, including, but not limited to, the obligations to pay rent and other charges due or to become due hereunder, (v) Tenant’s successor shall not use or permit or suffer the use of the Premise for any purpose not provided in the Lease, (vi) Tenant’s successor shall not require Landlord to make any amendment to the Lease or modification to the Premises, (vii) Tenant shall provide at least thirty (30) days prior written notice to Landlord of its intention to assign its interest under the Lease or to sublet the Premises, together with the identity of Tenant’s proposed successor (except to the extent prohibited by applicable securities or other laws or regulations or confidentiality requirements, in which event such notice shall be given to Landlord no later than ten (10) days after the effective date of any merger, consolidation or sale), and (viii) Tenant and Tenant’s successor shall provide Landlord all relevant information Landlord may reasonably require to satisfy itself that the foregoing requirements have been met.

2.	LANDLORD’S FINANCING CONTINGENCY

In the event that any mortgagee of the Premises shall request any change or amendment to this Lease, and if Tenant shall refuse to agree to such amendment, except for change of Rentals, Term, Permitted Uses, or the size or dimensions of the Premises, or any other material provisions or any provision which would adversely affect Tenant’s use of the Premises in any material manner, and thereby Landlord shall be threatened with the loss of financing, or if Landlord’s financing shall be adversely affected thereby, Landlord shall have the right to terminate this Lease by written notice to Tenant (which notice shall state a “Termination Date” of no sooner than thirty (30) days after the date of the notice), and all advanced rents and other sums paid hereunder shall be paid to Tenant and this Lease shall be void and without further recourse to either party hereto, unless prior to the said “Termination Date” Tenant agrees in writing to such change or amendment, in which event the Lease shall continue in full force and effect, as changed or amended.

/s/ Brandon D. Kelly
LANDLORD

/s/ Ling Ting Ming
TENANT